Exhibit 5.1

1717 Arch St, Suite 2800, Philadelphia, PA 19103 • (215) 267-3001

May 2, 2025

Board of Directors

Gaming and Leisure Properties, Inc.

845 Berkshire Blvd. Suite 200

Wyomissing, Pennsylvania 19610

Ladies and Gentlemen:

This firm has acted as Pennsylvania counsel to Gaming and Leisure Properties, Inc., a Pennsylvania corporation (the “Company”), and GLP Capital, L.P., a Pennsylvania limited partnership, in connection with the proposed public offering of up to an aggregate of $1,250,000,000 of shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), which Shares may be issued and sold by the Company from time to time pursuant to (i) that certain ATM Equity Offering Sales Agreement (the “Sales Agreement”), dated May 2, 2025, by and among the Company, each of the entities listed on Schedule 1, as sales agents, principals and/or forward sellers, as applicable (in such capacity, collectively, the “Sales Agents”), and the Forward Purchasers (as defined below), and (ii) one or more forward sale confirmations relating to any forward purchase pursuant to the Sales Agreement, the form of which is attached as Annex III of the Sales Agreement (each, a “Forward Sale Agreement” and collectively, the “Forward Sale Agreements” and, together with the Sales Agreement, the “Agreements”), that the Company may from time to time enter into with each of the entities listed on Schedule 2, or their respective affiliates, acting as forward purchasers (in such capacity, collectively, the “Forward Purchasers”). The Shares may be offered from time to time pursuant to the Agreements and that certain prospectus supplement dated May 2, 2025 and the accompanying base prospectus dated May 1, 2025 (such documents, collectively, the “Prospectus”) that form part of the Company’s registration statement on Form S-3 (File No. 333-286909) (the “Registration Statement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinion hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including electronic copies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.

For purposes of this opinion letter, without limiting any other exceptions or qualifications set forth herein, we have assumed that (i) the resolutions duly adopted by the Company’s board of directors on April 30, 2025 approving the authorization, execution and delivery of the Sales Agreement and any Forward Sale Agreement and the offer, issuance and sale of the Shares from time to time

Atlanta | Boston | Chicago | Dallas | Denver | Fort Lauderdale | Fort Worth | Houston

Kansas City | Los Angeles | Miami | Nashville | New York | Park City | Philadelphia | Phoenix | Raleigh

Salt Lake City | San Diego | San Francisco | Seattle | St. Louis | Washington, D.C. | Wilmington

polsinelli.com

Board of Directors

Gaming and Leisure Properties, Inc.

May 2, 2025

(the “Board Resolutions”), will remain in full force and effect, (ii) prior to any offer, issuance and sale of Shares relating to any forward purchase pursuant to any Forward Sale Agreement, such Forward Sale Agreement will have been duly executed and delivered on behalf of the Company and the applicable Forward Purchaser in accordance with the Sales Agreement and the Board Resolutions, (iii) the issuance, sale, amount and terms of any Shares to be offered, issued and sold under the Agreements will have been duly authorized and established by proper action of a duly authorized officer of the Company, within the limitations established by the Board Resolutions, including establishing the terms of the applicable instruction notice and supplemental confirmation (if any), pursuant to which any of the Shares may be offered, issued and sold pursuant to the Agreements (the “Officer Action”), (iv) at the time of the offer, issuance and sale of any Shares, the Registration Statement (including all necessary post-effective amendments thereto) will have become effective under the Securities Act of 1933, as amended (the “Act”), and no stop order suspending its effectiveness will have been issued and remain in effect, (v) the Shares will not be issued or transferred in violation of the provisions contained in Articles IX or X of the Company’s Amended and Restated Articles of Incorporation (the “Articles”), (vi) upon the issuance of any of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Articles, and (vii) the Company will remain a Pennsylvania corporation.

This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Pennsylvania Business Corporation Law of 1988, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

Based upon, subject to and limited by the assumptions, qualifications, exceptions, and limitations set forth in this opinion letter, we are of the opinion that, following the (i) issuance of the Shares in accordance with the Board Resolutions, the Officer Action and the terms of the Agreements and the applicable instruction notice and supplemental confirmation (if any), and (ii) receipt by the Company of the proceeds for the Shares sold pursuant to the foregoing, the Shares so offered, issued and sold will be duly authorized, validly issued, fully paid and nonassessable.

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Shares, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Polsinelli PC

Polsinelli PC

Schedule 1

Sales Agents

BofA Securities, Inc. One Bryant Park New York, New York 10036	Barclays Capital Inc. 745 Seventh Avenue New York, New York 10019

BTIG, LLC 65 East 55th Street New York, New York 10022	Capital One Securities, Inc. 201 St. Charles Street, Suite 1830 New Orleans, Louisiana 70170

Citigroup Global Markets Inc. 390 Greenwich Street New York, New York 10013	Citizens JMP Securities, LLC 101 California Street, Suite 1700 San Francisco, California 94111

Goldman Sachs & Co. LLC 200 West Street New York, New York 10282	Jefferies LLC 520 Madison Avenue New York, New York 10022

KeyBanc Capital Markets Inc. 127 Public Square, 7th Floor Cleveland, Ohio 44114	Mizuho Securities USA LLC 1271 Avenue of the Americas New York, NY 10020

Morgan Stanley & Co. LLC 1585 Broadway New York, New York 10036	Nomura Securities International, Inc. 309 West 49th Street New York, NY 10019

Raymond James & Associates, Inc. 880 Carillon Parkway St. Petersburg, Florida 33716	RBC Capital Markets, LLC 200 Vesey Street, 8th Floor New York, New York 10281

Scotia Capital (USA) Inc. 250 Vesey Street New York, New York 10281	StoneX Financial Inc. 230 Park Ave, 10th Floor New York, NY 10169

Truist Securities, Inc. 50 Hudson Yards, 70th Floor New York, New York 10001	Wells Fargo Securities, LLC 500 West 33rd Street, 14th Floor New York, New York 10001

Schedule 2

Forward Purchasers

Bank of America, N.A. One Bryant Park New York, New York 10036	Barclays Bank PLC 745 Seventh Avenue New York, New York 10019

Citibank, N.A. 390 Greenwich Street New York, New York 10013	Citizens JMP Securities, LLC 450 Park Avenue, 5th Floor New York, NY 10022

Goldman Sachs & Co. LLC 200 West Street New York, New York 10282	Jefferies LLC 520 Madison Avenue New York, New York 10022

KeyBanc Capital Markets Inc. 127 Public Square, 7th Floor Cleveland, Ohio 44114	Mizuho Markets Americas LLC 1271 Avenue of the Americas New York, NY 10020

Morgan Stanley & Co. LLC 1585 Broadway New York, New York 10036	Nomura Global Financial Products, Inc. 309 West 49th Street New York, NY 10019

Raymond James & Associates, Inc. 880 Carillon Parkway St. Petersburg, Florida 33716	Royal Bank of Canada 200 Vesey Street, 8th Floor New York, New York 10281

The Bank of Nova Scotia 44 King Street West Toronto, Ontario Canada M5H 1H1	StoneX Financial Inc. 230 Park Ave, 10th Floor New York, NY 10169

Truist Bank 50 Hudson Yards, 70th Floor New York, New York 10001	Wells Fargo Bank, National Association 500 West 33rd Street, 14th Floor New York, New York 10001